Exhibit 10.24

SUPPLY AGREEMENT

THIS AGREEMENT dated the 10th day of October, 2003.

CONTRACT REFERENCE NUMBER: PP016B.

BETWEEN:

SmarTire Systems Inc. ("SmarTire"), a corporation incorporated under the laws of the Yukon Territory, having its principal office at Suite 150, 13151 Vanier Place, Richmond, British Columbia, Canada, V6V 2J1

and

Haldex Brake Products Ltd. Corporation ("Haldex"), a company incorporated under the laws of the U.K., having its principal office at Moons Moat Drive, Moons Moat North, Redditch, Worcestershire, UK, and shall be binding with all of the Haldex organizations dealing with the Products

 WHEREAS:

(i) SmarTire and Haldex have entered into a collaborative agreement to develop the Products described in the attached schedules;

(ii) Haldex plans to purchase production quantities of the Products from SmarTire, and;

(iii) SmarTire and Haldex wish to enter into this Supply Agreement on the terms and conditions set forth below.

In consideration of the promises and the mutual agreements contained in this Agreement, the parties agree as follows:

1. INTERPRETATION

 In this Agreement, including the Schedules, the following words and expressions will bear the following meanings:

"Customer"	The companies that Haldex will re-sell Products to on behalf of SmarTire.
"Parts"	Parts are individual components of a Product. An example of a Part is a tire transmitter.
"Products"	The Products identified in Schedule 1, Products Identification.
"RMA"	Return Material Authorization provided by SmarTire to allow Haldex to return Products for warranty or recall purposes.
"Trademarks"	The registered and unregistered trademarks of either party to this Agreement.
"Specifications"	Schedule 2, Specifications and Quality of the Products.

2. SCOPE OF THE AGREEMENT - PARTIES' COMMITMENT

SmarTire and Haldex will have the following commitments:

2.1 SmarTire will:

2.1.1. manufacture, sell and deliver the Products to Haldex, and;

2.1.2. provide Products that meet the Specifications.

2.2 Haldex will:

2.2.1 provide annual forecasts for the Products, and;

2.2.2 place Purchase Orders for the Products.

3. PRODUCT QUALITY AND SPECIFICATIONS

SmarTire will manufacture the Products in a proper and workmanlike manner and in accordance with the Specifications detailed in Schedule 2. The manufacturing process of the products will conform to the controls of QS9000 standards.

4. WARRANTIES

4.1 Warranty

SmarTire warrants that all Products will be new, unused, in conformity with the Specifications and will be without manufacturing or materials defects ("Defects"). For any Products, which under conditions of normal use and service fail to conform to the warranty set forth above within the warranty period, Haldex will be entitled to replacement or financial credit, at SmarTire's option. The warranty provision stated above will apply only if the defective parts are returned to SmarTire and the defect is not due to Products that have been improperly damaged by the owner, in breach of the instructions given by the Owner's Manual, or that the failure of the Product is a result of the failure of a Part of a Product that Haldex has supplied or developed.

 The above warranties and remedies will be Haldex's sole remedy, and THERE ARE NO OTHER WARRANTIES, EXPRESSED OR IMPLIED, AS PART OF THIS AGREEMENT.

4.2 Warranty Period

The term of SmarTire's warranty to Haldex will be for two (2) years for Europe and other countries outside of North America, and three (3) years for North America, from the date of manufacture of the Product.

4.3 Warranty Logistics

SmarTire authorizes Haldex to settle warranty claims on behalf of SmarTire without the prior consent of SmarTire on a product-by-product basis based on failure of the Products to meet the Specifications or reasonable evidence of Defects. SmarTire shall provide replacement or credit to Haldex for such claim subject to the warranty defined in accordance with section 4.1. In the event that the warranty claim exceeds $1,000.00 US, Haldex shall obtain prior approval an RMA from SmarTire before committing to replacement or credit with its customer.

5. INTELLECTUAL PROPERTY RIGHTS

5.1 SmarTire warrants that no third party patent, copyright or other intellectual or proprietary rights will be infringed by the purchase, possession or use of the Products and/or Parts by Haldex.

5.2 Notwithstanding any other provision of this Agreement, SmarTire will defend, indemnify and hold harmless Haldex from all losses, damages, costs and expenses resulting from any actual or alleged infringement of any third party patent, copyright or other proprietary interest by reason of the purchase, possession or use of the Products or any part thereof; provided that Haldex;

5.2.1 promptly notify SmarTire in writing of any claim or lawsuit against Haldex for which SmarTire may at its own expense conduct all negotiations for the settlement of the same, and any litigation that may arise there from,

5.2.2 upon SmarTire request, provide SmarTire with all reasonable assistance and information for the purpose of contesting any such claim or action and will be repaid all reasonable expenses it incurs in said regard, and;

5.2.3 will not, unless and until SmarTire will have failed to take over the conduct of the negotiations or litigation, make any admission which might be prejudicial thereto.

6. TITLE

SmarTire hereby warrants that title to any Products delivered to Haldex under this Agreement will be good and free from any security interest or other lien or encumbrance.

 7. PRODUCT PRICING

7.1 The prices for the Products are:

7.1.1 detailed in Schedule 3, Prices;

7.1.2 are FOB Richmond, BC; and,

7.1.3 will remain firm for one year from the date of this agreement, after which SmarTire will provide Haldex with 90 days notice of any price change.

7.1.4 Haldex's pricing shall be the same or better than pricing provided to other customers for similar products provided under the same terms and conditions.

8. PAYMENT TERMS

Payment for SmarTire Products will be 60 days from the date of the invoice for Products shipped to Haldex.

 9. ORDER FULFILLMENT

Haldex may order Products from SmarTire in accordance with the following:

9.1 No later than the first day of each calendar quarter, Haldex will notify SmarTire of Haldex's forecast of the number of each type of the Products which Haldex expects to purchase from SmarTire for delivery during the twelve (12) month period comprising that quarter and the following three quarters.

9.2 SmarTire will advise Haldex in writing of the estimated usual times required by SmarTire to arrange the manufacture of Products in certain quantities which may be ordered by Haldex, current estimated times being set out in Schedule 3.

9.3 Haldex will place all orders for Products on its standard order form and will reference this Agreement. No order for Products will be binding on SmarTire unless accepted in writing by SmarTire. Haldex, at their convenience, may issue separate purchase orders, or a blanket purchase order with scheduled shipment dates.

9.4 SmarTire will use reasonable efforts to meet Haldex's orders for Products, save that nothing in this Agreement wi ll entitle Haldex to any priority of supply as against SmarTire's other Customers.

9.5 SmarTire will deliver all Products to Haldex in accordance with the delivery terms set out in Schedules 3 and 4.

9.6 The standard terms and conditions of sale of SmarTire (a copy of the current form of which is set out at Schedule 4) will apply to all sales of the Products to Haldex pursuant to this Agreement save to the extent that any of the same are inconsistent with the provisions of this Agreement, in which case the provisions of this Agreement will prevail. SmarTire will give Haldex notice in writing of any changes to the standard conditions of sale not less than thirty 30 days prior to such change taking effect for orders placed under this Agreement.

10. TERM OF AGREEMENT

The term of this agreement will commence as of the date of this agreement, and will remain in effect until December 31, 2006, after which it will renew automatically for a one-year period unless terminated by written notice at least 90 days prior to the initial or any renewal date or in accordance with the provisions stated herein.

11. TERMINATION

This Agreement may be terminated in accordance with the following:

11.1 By the party which is not in breach of its obligation if:

11.1.1 Either party has committed a material breach of its obligations hereunder and failing to remedy the same within 30 days of being required so to do by it by the other party (provided that if the party in breach is diligently attempting to cure such breach but has been unable to do so, and provided the party in breach continues to diligently attempt to cure such breach, the time to cure such breach will be extended for an additional 30 days), or failing or neglecting to comply with any reasonable instructions given pursuant to this Agreement, or being guilty of fraud or gross negligence; or:

11.1.2 The other party declares itself bankrupt or a resolution is passed for the winding-up of the other party (other than a winding-up for the purposes of a reconstruction or amalgamation of the other party).

11.1.3 By mutual agreement

11.2 In the event of termination or expiration of the agreement, other than for breach, Haldex will be obligated to take receipt of, and make payment for, any outstanding orders placed with SmarTire, or, upon agreement by both parties, reach a mutually acceptable agreement to cover the costs of any such orders or work in progress at SmarTire. Both parties agree to work in good faith to minimize any costs incurred in this regard. In the event that Haldex has outstanding orders for standard Products provided by SmarTire, SmarTire shall make its best reasonable commercial efforts to re-sell these Products to other customers.

11.3 In the event that that this agreement has been terminated or expired, Haldex may place a final production order with SmarTire to maintain a supply of spares or warranty replacements for its customers.

  12. CONSEQUENCES OF EXPIRATION OR TERMINATION

Expiration or termination of this Agreement for whatsoever reason will not relieve either party from due performance of all obligations, which, by their nature, continue after the expiration or termination of this Agreement, including but not limited to, obligations relating to Warranty under Article 4, Intellectual Property Rights under Article 6, Limitation of Liability under Article 13, and Confidentiality under Article 18 hereof.

 13. Obsolescence or discontinuation of supply

In the event that Haldex's volume for any Products ordered in the previous six months are at a volume insufficient for SmarTire to continue manufacture, or the Product is discontinued:

13.1 SmarTire shall provide Haldex with six months notice of such discontinuation of supply, and

13.2 Haldex and SmarTire shall make their reasonable commercial efforts to satisfy any outstanding commitments to Haldex's customers including appropriate quantities of spares, and

13.3 Haldex shall have the right to submit one final order over a 12-month period for its ongoing requirements and SmarTire shall fulfill such commitment, after which SmarTire shall have no obligation to provide additional shipments of such Product.

14. LIMITATION OF LIABILITY

14.1 Haldex and SmarTire agree that a limitation of liability and warranty statement will accompany all sales of Products by Haldex, subject to the applicable laws, and, in particular, must include the following statement:

The Product is a monitoring system only and is not to be intended for use as a safety device."

14.2 Each Party shall maintain Product liability insurance of $25,000,000 US or greater. In the event that damages are incurred by the Customer, each party shall only be responsible for any claims or damages that have resulted directly from the part of the Product that they have provided.

15. ASSIGNMENT

Neither the benefit nor the burden of this Agreement will be assignable by either of the parties without the express written permission of the other party.

16. COSTS

Each party will bear its own costs in connection with this Agreement.

17. NOTICES

Any notice to be given under or for the purposes of this Agreement will:

17.1 Be in writing and will be deemed properly served or given if left at or sent by facsimile machine or telex or by first class registered or recorded delivery prepaid post or express or other fast prepaid postal service to the respective address given herein of the party to be served or to such other address as may be notified in writing for the purpose or to any address at which proceedings may be served on such party;

17.2 Any such notice will be deemed to be served at the time when the same is left at the address of the party to be served or, if sent by facsimile machine or telex, at the opening of business in the place of receipt on the day after the date of dispatch or, if sent by post, on the third business day following the day of posting.

17.3 Notices to SmarTire will be delivered to:

 Chief Operating Officer
SmarTire Systems Inc.
Suite 150, 13151 Vanier Place
British Columbia, Canada
V6V 2J1
Fax: +1 604-276-2353

17.4 Notices to Haldex will be delivered to:

President and General Manager
Moons Moat Drive,
Moons Moat North,
Redditch,
Worcestershire, UK
Fax: +44 (0)1527 499500

 18. FORCE MAJEURE

If, by reason of any Force Majeure Event (as hereinafter defined), a party will be unable to carry out any of its obligations (other than the payment of monetary amounts due) under this Agreement and that party gives the other party prompt written notice thereof, then any such obligations will be suspended to the extent made necessary by reason of such Force Majeure Event during its continuance, provided that such party attempts to eliminate, insofar as is reasonably possible, the effect of such force majeure with all reasonable dispatch. The term "Force Majeure Event" will mean any cause (other than mere shortage of funds) beyond the reasonable control of a party, including, by way of illustration and not limitation, acts of God, flood, fire, explosion, storm, acts of public enemies, insurrection, war, national emergency, riots, strikes, labor disputes, disturbances, lockouts, labor or material shortages, breakdown of or damage to plants or equipment or facilities, failure of a unique supplier to supply necessary materials or equipment or labor in a timely manner (including warranty replacements), destruction of property, embargoes, boycotts, governmental legislation or regulations, orders or acts of civil or military authorities, governmental acts, or orders of courts or administrative agencies.

Should the impossibility to perform this Agreement exceed a five (5) month period, the non-delayed party will have the right to terminate this Agreement with the other party and the provisions of Article 11 will apply.

If the Agreement is terminated in accordance with this article neither party will be entitled to compensation for loss of business or goodwill or any other damages, except for what is described under Article 4.

19. CONFIDENTIALITY

Each party will (i) maintain confidential and not disclose to any third party any secret product or company information of the other party ("Confidential Information") that it may learn and (ii) will exercise the same degree of care to safeguard the confidentiality of such Confidential Information as it would exercise in protecting the confidentiality of similar property of its own, with no less than reasonable care.

The obligations of the Parties as set forth in this Article 18 will survive the expiration or earlier termination of this Agreement for a period of 12 months from said expiration or early termination.

20. WAIVER

No waiver by a party to this Agreement of any default of the other party in the performance of any part of this Agreement will apply to or be deemed a waiver of any other default hereunder. Similarly, no waiver by a party of any terms and conditions hereunder will operate thereafter as a waiver of the same or any other terms and conditions.

21. GOVERNING LAW and JURISDICTION

This Agreement will be governed by the laws of British Columbia.

 All disputes, controversies or differences arising between the parties hereto in connection with this Agreement or a breach thereof that cannot be solved by the mutual endeavors, shall be finally settled by arbitration pursuant to the Rules of Conciliation and Arbitration of the International Chamber of Commerce of Geneva. Such arbitration shall take place in the country of the party to whom the demand for arbitration is addressed. The award shall be final and binding upon the parties hereto.

22. ENTIRE AGREEMENT AND MODIFICATION

This Agreement and any attachments or exhibits hereto and thereto, constitutes the entire Agreement among the parties pertaining to the subject matter hereof, and any and all other written or oral agreements existing between the parties are expressly canceled and of no further force or effect. Any amendments or other modifications of this Agreement must be in writing and signed by duly authorized officers of each party. No Person not a party to this Agreement will be entitled or be deemed to be entitled to any benefits or rights hereunder, nor be authorized or entitled to enforce any rights, claims or remedies hereunder or by reason hereof.

23. INDEPENDENT CONTRACTOR

This Agreement does not create a principal to agent, employer to employee, partnership, joint venture, or any other relationship except that of independent contractor between Haldex and SmarTire.

24. HEADINGS

The section headings contained in this Agreement are inserted for convenience only and will not affect in any way the meaning or interpretation of this Agreement.

25. SEVERABILITY

Any provision of this Agreement that is prohibited or unenforceable in any jurisdiction will be ineffective in such jurisdiction to the extent of such prohibition or unenforceability, and any such prohibition or unenforceability in any jurisdiction will not invalidate or render unenforceable such provision in any other jurisdiction. If any provision of this Agreement will be held or deemed to be or will be inoperative or unenforceable as applied in any particular case because it conflicts with any other provision or provisions hereof or any Law, or for any other reason, such circumstances will not have the effect of rendering the provision in question inoperative or unenforceable in any other case or circumstance, or of rendering any other provisions herein contained invalid, inoperative or unenforceable to any extent whatsoever.

26. REMEDIES CUMULATIVE

The parties recognize that various of the rights of the parties under this Agreement are unique and, accordingly, the parties will, in addition to such other remedies as may be available to them at law or in equity, have the right to enforce their respective rights hereunder, by actions for injunctive relief and specific performance to the extent permitted by law.

27. ORDER OF PRECEDENCE

The following documents constitute the entire agreement between the parties:

27.1 this Agreement;

27.2 the attached Schedules 1 through 4; and

27.3 Haldex's Purchase Order.

IN WITNESS WHEREOF, both parties have caused this Agreement to be executed by their duly authorized representatives the day and year first above written.

SmarTire Systems Inc.		Haldex
	/s/ Al Kozak		/s/ R. Else
Name	Al Kozak	Name	R. Else

Title	Chief Operating Officer	Title	President and General Manager

Schedules

Schedule 1	Products
Schedule 2	Specifications
Schedule 3	Prices and Delivery Times
Schedule 4	Terms and Conditions of Sale

Schedule 1: Products identification

Item	SmarTire Part #	Product	Product Description - General
1	200.0150	Receiver - CAN	- - - - - - - - - -

Frequency 433.920 MHz
Temp Range 40 to +85 C
Supply Voltage 9 to 24 V
Sensitivity -113.5 dBm
BNC external antenna connector
Shielded enclosure
Weatherproof enclosure
Latching OEM connectors
CAN / SAE J1939 Output
Can also drive LED or Incandescent Lamp

2	101.1111	High Pressure Transmitter Kit	- - - - - - - -

433 Mhz ASK version
Universal fitment
Helical spring antenna
SmarTire Protocol
LF initiation feature to facilitate easy programming
5 to 8 year battery life depending on usage profile
-40 to 125C operating temperature range
Includes strap assembly

3	101.1020	Antenna + 20' cable	Magnetic base whip antenna + cable
4	101.1040	Antenna + 40' cable	Magnetic base whip antenna + cable
5	101.1060	Antenna + 60' cable	Magnetic base whip antenna + cable
6	101.1090	Actuator Wand	Hand held LF Actuation Tool

Schedule 2: Specifications and Quality of the Products

Item	Description	SmarTire Specification
1	Receiver - CAN	TBD
2	High Pressure Transmitter Kit	TBD
3	Antenna + 20' cable	TBD
4	Antenna + 40' cable	TBD
5	Antenna + 60' cable	TBD
6	Actuator Wand	TBD

Note: Specification sheet to be agreed on and added prior to initial product shipment

Schedule 3: Prices and Estimated Delivery Times

Item	Part #	Descript.	500	1K	5K	10K	25K	50K	100K	200K
1	200.0150	Receiver - CAN	126	126	103	79	68	60
2	101.1111	High Pressure Transmitter Kit	32.02	28.75	28.75	28.05	27.60	26.84	24.18	22.21
3	101.1020	Antenna + 20' cable	21.23	21.23	19.38	19.02	18.40	16.95
4	101.1040	Antenna + 40' cable	27.30	27.30	25.30	24.85	23.80	20.95
5	101.1060	Antenna + 60' cable	30.34	30.34	28.22	27.70	26.20	23.20
6	101.1090	Actuator Wand	232	198	164
7	TBD	Display (Tractor)

Notes:

1. All prices in $US

2.  Standard delivery lead time is four months after receipt of order ("ARO")

3. Minimum order quantity for the above Products is 100 systems with the exception of Antenna kits which can be ordered in quantities of 25.

4. Prices are based on the forecast annual shipments and may be adjusted by SmarTire if the quarterly orders for shipments do not correspond to the annual pricing provided.

Schedule 4: Terms and Conditions of Sale

1. APPLICATION

1.1 These terms and conditions ("Conditions") shall apply to and shall be deemed to be incorporated in all contracts ("Contracts") between Haldex and SmarTire ("the Company") for the sale of products ("the Products") to the exclusion of any other terms and conditions including, without limit, those which Haldex purports to apply under any order for Products (an "Order"). Variations to the terms of any Contract shall only be effective if agreed in writing and signed by a duly authorized officer of the Company.

2 ORDERS, PRICE AND PAYMENT

2.1 All Orders made by Haldex must clearly state the exact description and quantity of the Products required.

2.2 All Orders shall be deemed to be an offer and shall only be deemed accepted by the Company upon the issue of a written Acknowledgement of Order by the Company. All correspondence must state the order number, which will be set out in the Acknowledgement of Order.

2.3 Haldex may only cancel any Order accepted by the Company with the prior written consent of the Company and on terms that Haldex shall indemnify the Company against all losses incurred directly or indirectly as a result of such cancellation.

2.4 Unless a fixed price has been agreed, the price of the Products (the "Price") shall be the Price specified in the Company's Acknowledgement of Order and in the Company's invoice in respect of the Products and shall not include any taxes or any costs of delivery, carriage, package and insurance which shall be payable in addition to the Price.

2.5 Haldex, to whom the Company has, in its sole discretion, granted a credit facility, shall pay the Price of the Products to the Company within 60 days of receipt of the Company's invoice. The Company reserves the right, in its sole discretion to amend the terms of or withdraw any such credit facility at any time without notice with immediate effect whereupon all moneys due shall become immediately payable. Haldex who have not been granted a credit facility shall pay the Price of the Products upon placing an Order for such Products.

2.6 The Company may invoice Haldex for the Price at any time after delivery of the Products. Products delivered in installments may be invoiced on delivery of each installment. If delivery of the Products is postponed or delayed, the Company shall be entitled to invoice Haldex at any time after the Products are ready for delivery.

2.7 Payment shall be made by Haldex in the currency specified, and within the terms set out in the invoice in full, in cleared funds, without any deduction, legal or equitable set off or abatement on any grounds by cheque payable to the Company or by credit transfer directly to the Company's bankers, as specified in the invoice, quoting the order number and invoice number shown on the invoice. The Company may appropriate any payment made by Haldex to any outstanding invoice. The Company may bring an action for the Price of the Products even though property in them may not have passed to Haldex.

2.8 Time for payment of the Price shall be of the essence. Interest shall be payable on any overdue amounts (before as well as after judgment ) at the annual rate of 3 per cent above the base lending rate of the Bank of Canada on the outstanding amount until the outstanding amount of the Price and any delivery charges are paid in full. Haldex shall indemnify the Company against all expenses and legal costs incurred by the Company in recovering overdue amounts, and against all bank charges incurred by the Company as a result of any payment not being met by Haldex and/or Haldex's bankers for any reason. The Company reserves the right to retain all the documents and any items in its possession relating to any matter or Products until all invoices are paid in full.

3. DELIVERY

3.1 Delivery shall be deemed to take place ex works (as defined in INCOTERMS 1990) except where agreed otherwise by the Company, in which case delivery shall take place as specified by the Company in the Acknowledgement of Order. If Haldex is to collect the Products, the Company shall notify Haldex of the time, date and place for collection, and Haldex shall collect the Products within 7 days of the date specified in such notification. Time for delivery of the Products shall not be of the essence.

3.2 Any claim for shortages or discrepancies in the Products must be notified to the Company within 3 days of delivery.

3.3 The Company may deliver the Products in installments. Deliveries of further installments may be withheld until the Products comprised in earlier installments have been paid for in full. Default by the Company in respect of one or more installments shall not entitle Haldex to terminate the relevant Contract as a whole.

3.4 If Haldex fails for any reason to take delivery of the Products in accordance with the relevant Order, or the Company agrees in its sole discretion to postpone delivery of the Products at the expense of Haldex, then risk in the Products shall be deemed to have passed to Haldex, delivery of the Products shall be deemed to have taken place, and the Company may store or arrange for storage of the Products and charge Haldex for all costs and expenses (including insurance) of so doing, and may sell the Products after 28 days after any failure to take delivery and deduct any moneys payable to the Company by Haldex from the sale proceeds and account to Haldex for any excess or charge Haldex for any shortfall below the sums owing to the Company.

4. RISK AND TITLE

4.1 Risk shall pass to Haldex on delivery.

4.2 Title to the Products shall not pass to Haldex until the Company has received in cash or cleared funds payment in full in respect of all moneys owing by Haldex to the Company under all Contracts between Haldex and the Company.

4.3 Until title to the Products passes:

4.3.1 Haldex shall hold the Products as the Company's fiduciary agent as bailee. Haldex shall be entitled to re-sell the Products in the ordinary course of business but shall account to the Company for the proceeds of sale, and shall keep such proceeds separate from any other moneys; and

4.3.2 Haldex shall keep the Products separately stored from its other goods and identified as the property of the Company and shall not destroy or deface any identifying marks on the Products or their packaging and shall keep the Products fully insured against all risks, and shall account to the Company for the proceeds of any insurance claim, and shall keep such proceeds separate from any other moneys; and

4.3.3 The Company shall be entitled to demand the immediate return of the Products, and shall be permitted to enter Haldex's premises to remove the Products; and

4.3.4 Haldex shall not pledge or charge any of the Products, and if it does so, all moneys owing by Haldex to the Company shall forthwith become due and payable

5. HALDEX'S WARRANTY

5.1 On placement of an Order for Products Haldex shall be deemed to represent and warrant that Haldex is not insolvent (as defined in Clause 10.1(b) below).

6. QUALITY

6.1 The Company warrants that all Products shall upon delivery be of satisfactory quality and reasonably fit for their common purpose save where either any defect arises from wear and tear, willful damage, negligence, failure to follow the Company's instructions, misuse or any attempted repair or alteration of the Products without the Company's approval; or the Price for the Products has not been paid on the due date for payment.

6.2 All other warranties as to the condition of the Products, be they implied by statute or by the common law or otherwise are hereby excluded to the fullest extent permitted by law.

7. LIABILITY

7.1 Where any valid claim in respect of the Products is notified to the Company, the total liability of the Company under Clause 6.1 shall be limited, at the Company's option, to repair of the Product in question or to a credit for or a refund of the Price paid in respect of such Product and the Company shall have no further liability for consequential loss or loss of profit.

7.2 Save in respect of death or personal injury caused by the Company's negligence, or where it is not otherwise permissible under the applicable law to exclude liability the Company shall not be liable to Haldex for any consequential loss or damage including, without limit, economic loss, loss of profit, loss of business contracts, revenues or anticipated savings, damage to reputation or goodwill, third party claims and any special or indirect loss whatsoever.

8. INTELLECTUAL PROPERTY

8.1 Haldex shall be permitted to advertise using the trade marks of the Company provided it has obtained the Company's prior consent to do so. Such consent is at the absolute discretion of the Company and may be removed or withdrawn by the Company at any time. Where such advertising is used in catalogues or other sales literature of Haldex, on withdrawal of the Company's consent, Haldex shall destroy all such copies of the catalogues or sales literature held by it immediately on request by the Company. Haldex acknowledges that no rights are granted to Haldex by the use by it of any of the Company's trade marks, trade names and/or service marks.

8.2 Haldex shall not, under any circumstances acquire any right in or to any of the intellectual property rights of the Company, including without limitation, inventions, patents, utility models, design rights, copyright, know how, trade secrets, confidential information, trade marks, service marks, trade names and goodwill, descriptions and technical information, nor to any of its Products.

9. FORCE MAJEURE

9.1 If the Company is prevented or delayed from carrying out its obligations under any Contract as a result of any cause beyond its control such as but not limited to acts of God, governmental intervention or restriction, import or export regulations, war, riots, strikes or trade disputes (including by and with the Company's own employees), power failure, inadequate performance of, failure of or incorrect processing by computer systems, fire, flood, natural disasters, default or insolvency of suppliers or sub-contractors, or breakdown of plant, machinery or vehicles then the Company shall be relieved of its obligations and liabilities under any Contract for as long as such fulfillment is prevented.

10. TERMINATION

10.1 Without prejudice to its other rights the Company may immediately terminate any Contract with Haldex for the supply of any Products and demand payment of all moneys due from Haldex, re-sell the Products, or withhold or cancel any further deliveries of the Products if any of the following occurs or is likely to occur:

10.1.1 Haldex is in breach of its obligations under any Contract with the Company; or

10.1.2 Haldex is or becomes insolvent meaning, in relation to an individual, partnership or company the appointment of any nominee, trustee, supervisor, receiver or liquidator (as relevant) or the appointment of a manager or receiver (as relevant) or the presentation of a petition with a view to winding up Haldex or the appointment of a receiver or an administrative receiver over Haldex's assets or undertaking, or an agreement made by Haldex with, or an assignment for the benefit of, its creditors, or the occurrence or sufferance of anything equivalent under any jurisdiction or the calling of any meeting or the passing of any resolution whether formal or informal for the purpose of proposing the taking of any of the foregoing steps; or

10.1.3 Haldex suffers a change of ownership or control.

11. GENERAL

11.1 Any waiver by the Company in exercise of its rights shall not restrict it from exercising any such rights at a subsequent date.

11.2 Haldex shall not assign or sub-contract any of its rights or obligations under any Order without the prior written consent of the Company. The Company may assign or sub-contract its rights and obligations under any Contract.

11.3 This Agreement and all Contracts and Orders shall be governed by the laws of British Columbia. The parties agree to submit to the non-exclusive jurisdiction of the Courts of British Columbia, save that the Company may apply for injunctive or any other relief in any other jurisdiction.

11.4 These Conditions, and each Order made under them shall constitute the entire Contract between the Company and Haldex to the exclusion of all other representations, warranties, promises or assurances made or given by either party or any other person, provided that this shall not exclude any liability which the Company would otherwise have to Haldex in respect of any statements made fraudulently by the Company prior to the date of any Contract.

11.5 Any temporary waiver or indulgence by the Company in exercise of its rights will not restrict it from exercising any of its rights at a subsequent date.

11.6 Any notices to be served under these Conditions shall be in writing sent by registered post to the registered office of the Company or Haldex (as the case may be).

11.7 No variation shall be made to these Conditions unless approved in writing by the Company.